Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
December 31, 2019

Subsidiary	State/Jurisdiction of Incorporation/Organization

Arlington OTB Corp.	Delaware
Arlington Park Racecourse, LLC	Illinois
BB Development, LLC d/b/a Oxford Casino	Maine
BetAmerica LLC	Delaware
Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida
CDTC, LLC	Nevada
CEP IV Chicago Holdco LLC	Delaware
Churchill Downs Interactive Canada Ltd.	British Columbia
Churchill Downs Interactive Gaming, LLC	Delaware
Churchill Downs Louisiana Horseracing Company, L.L.C. d/b/a Fair Grounds Race Course & Slots	Louisiana
Churchill Downs Louisiana Video Poker Company, L.L.C.	Louisiana
Churchill Downs Management Company, LLC	Kentucky
Churchill Downs Racetrack, LLC	Kentucky
Churchill Downs Technology Initiatives Company d/b/a Bloodstock Research Information Services, BetAmerica.com and TwinSpires.com	Delaware
Cumberland Run, LLC	Delaware
Derby City Gaming, LLC	Kentucky
HCRH, LLC	Delaware
KYCR Holdings, LLC	Delaware
LLN PA, LLC	Pennsylvania
Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware
Miami Valley Gaming & Racing, LLC	Delaware
Midwest Gaming Holdings, LLC	Delaware
Midwest Gaming & Entertainment, LLC	Delaware
MVGR, LLC	Delaware
Old Bay Gaming and Racing, LLC	Delaware
PID, LLC	Pennsylvania
Quad City Downs, Inc.	Iowa
SW Gaming, LLC d/b/a Harlow's Casino Resort & Spa	Mississippi
Tropical Park, LLC	Florida
Turfway Park, LLC	Delaware
United Tote Canada, Inc.	Ontario
United Tote Company	Montana
Velocity Wagering HC, LLC	Delaware
Video Services, L.L.C.	Louisiana
WKY Development, LLC	Delaware
Youbet.com, LLC	Delaware